Exhibit (c)(vi)

PRELIMINARY - SUBJECT TO FURTHER REFINEMENT

MACQUARIE

Project Epsilon

Discussion Materials

May 2024

Strictly confidential | © Macquarie Group Limited 2 Illustrative Purchase Price $19.00 $18.50 $18.00 $17.50 $16.75 % o f F D SO Shares ($ in millions, except per share data) $201 $196 $191 $185 $177 20% 10.6 Standard General Equity Value 173 169 164 160 153 17% 9.1 Anzo Equity Value (1) 395 384 374 363 348 39% 20.8 R e m a ining B a s ic E q u ity V a l u e $769 $749 $729 $708 $678 76% 40.5 T o ta l B a s i c E q u i t y V a l ue $213 $207 $201 $196 $187 21% 11.2 S in c l a ir W a rr a n ts & O pti on s V a l u e (2) 30 29 28 28 26 3% 1.6 O t h er O pti on s & W a rr a n ts V a l u e $1,012 $985 $959 $932 $892 100% 53.3 Implied Fully Diluted Equity Value (169) (169) (169) (169) (169) ( - ) C a s h 3,741 3,741 3,741 3,741 3,741 ( + ) D e bt $4,584 $4,557 $4,530 $4,504 $4,464 I m p li e d E n t e r p r i s e V a l ue 1,393 1,393 1,393 1,393 1,393 ( + ) L e a s e A dj u s t m ents (3) $5,977 $5,950 $5,923 $5,897 $5,857 I m p li e d L e a s e A d j u s t e d E n t e r p r i s e V a l ue Implied Multiples (4) 8.5x 8.4x 8.4x 8.3x 8.2x I m p l i ed E V / 2024 E E B I TDA ( $542 m ) 7.6x 7.6x 7.5x 7.5x 7.4x I m p l i ed E V / 2025 E E B I TDA ( $602 m ) 6.6x 6.5x 6.5x 6.5x 6.4x I m p l i ed E V / 2026 E E B I TDA ( $696 m ) 8.8x 8.7x 8.7x 8.6x 8.6x I m p l i ed L e a se A d j . E V / 2024 E E B I TD A R ( $683 m ) 7.9x 7.9x 7.8x 7.8x 7.7x I m p l i ed L e a se A d j . E V / 2025 E E B I TD A R ( $758 m ) 6.9x 6.9x 6.9x 6.8x 6.8x I m p l i ed L e a se A d j . E V / 2026 E E B I TD A R ( $861 m ) Illustrative Analysis at Various Prices Sources: Public filings and Management estimates. Note: Figures as of 3/31/2024 per Bally’s latest Form 10 - Q. (1) Bally’s shares owned by Andrew Dixon, Robin Tombs and Michael Mee are estimated as Gamesys shares owned at the time of Bally’s acquisition of Gamesys converted to Bally’s shares at an exchange ratio of 0.343. Assumes no shares have been sold since the close of the Gamesys acquisition. (2) Excludes out of the money financial instruments. (3) Lease Adjustments are as of 3/31/2024 and includes $200m of Chicago financing obligations. (4) Reflects gross consolidated EBITDA and EBITDAR figures provided in Management’s 5 - Year plan. EBITDA figures are net of Chicago rent expense. PRELIMINARY - SUBJECT TO FURTHER REFINEMENT I ll us t r ative A n alysis at Va r i o us P r i ces

Strictly confidential | © Macquarie Group Limited 3 Important Notice and Disclaimer “Macquarie Capital” refers to Macquarie Corporate Holdings Pty Limited and its worldwide direct and indirect subsidiaries. Macquarie Corporate Holdings Pty Limited is an indirect, wholly - owned subsidiary of Macquarie Group Limited. The following presentation contains material provided to the special committee of independent directors of the Board of Directors (the “Special Committee”) of Bally’s Corporation (“Bally’s” or the “Company”) by Macquarie Capital in connection with the evaluation of Standard General’s proposal and potential strategic alternatives to the proposal. This presentation was prepared on a confidential basis in connection with an oral presentation to the Special Committee and not with a view toward complying with the disclosure standards under federal or state securities laws. This presentation is solely for use of the Special Committee and may not be used for any other purpose or disclosed to any party without Macquarie Capital’s prior written consent. The information provided herein comes or has been derived from several sources, but Macquarie Capital does not warrant its accuracy or completeness. In preparing these materials, Macquarie Capital has relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources. Without limiting the generality of the foregoing, no audit or review has been undertaken by an independent third party of the financial assumptions, data, results, calculations and forecasts contained, presented or referred to in this presentation. You should conduct your own independent investigation and assessment as to the validity of the information contained in this presentation and the economic, financial, regulatory, legal, tax, investment and accounting implications of that information. Macquarie Capital, its affiliates and any of its and their respective employees, directors, officers, contractors, consultants, advisors, members, successors, representatives and agents make no representation or warranty as to the accuracy or completeness of the information contained in this presentation, and take no responsibility under any circumstances for any loss or damage suffered as a result of any omission, inadequacy, or inaccuracy in this presentation. This presentation is a preliminary valuation only and does not constitute a fairness opinion of Macquarie Capital as to the value of the Company, and as such, should not be relied on by the Company or by any other person as such. Neither Macquarie Capital nor any of its affiliates is an advisor as to regulatory, legal, tax, investment or accounting matters in any jurisdiction. Any recipient of the information contained herein should seek advice from its own independent tax advisor, legal counsel and/or other advisor with respect to such matters. These materials are not and should not be construed as a fairness opinion. Macquarie Capital is not an authorized deposit - taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of Macquarie Capital do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (“MBL”). Any investments are subject to investment risk including possible delays in repayment and loss of income and principal invested. MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Capital. © 2 0 24 M a c q u a r ie C a p it a l (US A ) I n c . PRELIMINARY - SUBJECT TO FURTHER REFINEMENT

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